Exhibit 4.14

Schedule of Material Differences between:

•                  Form of Limited Partnership Agreement by and among Wuhu Bona Film Investment Management Co., Ltd., as general partner, and the limited partners with respect to the First Film Fund (“First Film Fund LPA”) (incorporated by reference to Exhibit 4.13 to our annual report on Form 20-F filed with the Securities and Exchange Commission on April 21, 2014); and

•                  Form of Limited Partnership Agreement by and among Wuhu Bona Film Investment Management Co., Ltd., as general partner, and the limited partners with respect to the Second Film Fund (“Second Film Fund LPA”).

Material difference	First Film Fund LPA	Second Film Fund LPA
Article 1. Definitions — Section 1.1.1

“Limited Partnership” or “Partnership” means Wuhu Bona Jinyu Film Investment Center, L.P. established by the Partners according to the Partnership Enterprise Law and other relevant laws and regulations and this Agreement.

“Liquid Investment” means purchase of fixed income products with the period less than one year, including bank deposit, state bonds, currency market funds, fixed profit or fixed income trust plans or asset management plans, and any other products approved by the advisory committee.

“General Partner” or “Executive Partner” means Wuhu Bona Film Investment Management Limited, the sole General Partner or Executive Partner at the execution of this Agreement.

“Asset Management Project” means the Limited Partner registered with the AIC as asset manager, who subscribes for the Property Shares in the Limited Partnership with the entrusted capital of the asset management plan in accordance with the subscription conditions determined by the General Partner.

“Limited Partnership” or “Partnership” means Wuhu Bona Boxin Film Investment Center, L.P. established by the Partners according to the Partnership Enterprise Law and other relevant laws and regulations and this Agreement.

“Liquid Investment” means purchase of fixed income products with the period less than one year, including bank deposit, state bonds, currency market funds, fixed profit or fixed income trust plans or asset management plans, private funds (include but not limited to private funds registered with Asset Management Association of China) and any other products.

“General Partner” or “Executive Partner” means Wuhu Bona Film Investment Management Limited, the General Partner or Executive Partner at the execution of this Agreement.

“Special Investment Vehicle” means investment vehicle recognized by the General Partner which subscribes for the Property Shares in the Limited Partnership, including but not limited to the asset management plans, partnership enterprises, private funds (including but not limited to the private funds that registered with the Asset

Management Association of China) or other investment vehicles recognized by the General Partner.
Article 2. Establishment of Limited Partnership — Section 2.9. Special Investment Vehicle (in Second Film Fund LPA)	N/A

Special Investment Vehicle shall submit to the General Partner a list of its investors (including their respective investment holding).

Where Special Investment Vehicle subscribes for the Property Shares in the Limited Partnership, pursuant to this Agreement (such as provisions in relation to calculation of breaching liabilities for capital contribution default, etc), investors of the Special Investment Vehicle (“Special Investment Vehicle Investors”) shall been deemed indirectly subscribe for the Property Shares of the Limited Partnership via the Special Investment Vehicle. Where Special Investment Vehicle Investor breaches its capital contribution obligation which results in the Special Investment Vehicle’s failure in paying up its Subscribed Capital Contribution in accordance with the Capital Contribution Notice issued by the General Partner, the breaching Special Investment Vehicle Investor shall be deemed as a Limited Partner to the Limited Partnership and be held liable, unless otherwise stipulated herein.

Article 3. Contribution Methods, Contribution Amount and Contribution Period — Section 3.2. Subscribed Capital Contribution	Subscribed Contribution of each Partner is set forth in Schedule A hereto.

Subscribed Contribution of each Partner is set forth in Schedule A hereto. Except for Special Limited Partners, Subscribed Capital Contribution for Limited Partners shall be not less than RMB5,000,000 and Subscribed Capital Contribution for Special Limited Partners shall be not less than 30% of Total Amount of Subscribed Capital Contribution (including any Subsequent Capital Increase) of the Limited Partnership. The General Partner has the right to adjust the aforesaid minimum amount of Subscribed Capital Contribution according to the actual circumstances.
Article 3. Contribution Methods, Contribution Amount and Contribution Period — Section 3.3. Contribution

Each Partner shall pay in contribution in [   ] installments pursuant to the Capital Contribution Notice issued by the General Partner within [   ] years since the date hereof. Each installment shall be paid by the Partners according to their respective Subscribed Capital Contribution ratio respectively for the same term.

Each Partner shall pay in contribution in [   ] installments pursuant to the Capital Contribution Notice issued by the General Partner within [   ] years since the date hereof. Capital Contribution Notice shall state the ratio, amount and deadline of Subscribed Capital Contribution each partner shall pay in installment (“Subscribed Capital Contribution Ratio”).

The Subscribed Capital Contribution Ratio shall be 20%, 20%, 20%, 20%, 10% and 10% in installment by each Partner. Each installment shall be paid by the Partners according to their respective Subscribed Capital Contribution ratio respectively for the same term. Notwithstanding the foregoing, the General Partner has the right to adjust the subscription particulars (including but not limited to the number of installments, the Subscribed Capital Contribution Ratio for each installment and the payment amount for each installment) for the Partners according to the investment circumstances of projects of the Limited Partnership.

All Partners agree to fulfill their Subscribed Capital Contribution obligations in accordance with the Capital Contribution Notice issued by the General Partner.

Article 3. Contribution Methods, Contribution Amount and Contribution Period — Section 3.3.2(1) (in First Film Fund LPA) / Section 3.3.4(1) (in Second Film Fund LPA)

After the execution of this Agreement, the General Partner shall issue a Capital Contribution Notice for the First Installment to all Partners, specifying the ratio of the payable First Installment of each Partner to the amount of Subscribed Capital Contribution (“Ratio of First Installment”), payable amount of First Installment, and the Contribution Deadline of First Installment.  The Ratio of First Installment is [   ]% (or other ratio decided

After the execution of this Agreement, the General Partner shall issue a Capital Contribution Notice for the First Installment to all Partners, specifying the ratio of the payable First Installment of each Partner to the amount of Subscribed Capital Contribution (“Ratio of First Installment”), payable amount of First Installment, and the Contribution Deadline of First Installment.  The Ratio of First Installment is [   ]% (or other ratio decided

by the General Partner).  On or before the Contribution Deadline of First Installment, each Partner shall pay up its payable First Installment specified in the Capital Contribution Notice into the Escrow Account of the Partnership.  The Capital Contribution Notice for the First Installment shall be issued thirty (30) days before the Contribution Deadline of First Installment. Contribution Deadline of First Installment is the initial closing date of this Agreement (the “Initial Closing Date”).

by the General Partner).  On or before the Contribution Deadline of First Installment, each Partner shall pay up its payable First Installment specified in the Capital Contribution Notice into the Escrow Account of the Partnership.  The Capital Contribution Notice for the First Installment shall be issued five (5) days before the Contribution Deadline of First Installment.  Contribution Deadline of First Installment is the initial closing date of this Agreement (the “Initial Closing Date”).

Article 3. Contribution Methods, Contribution Amount and Contribution Period — Section 3.3.2(4) (in First Film Fund LPA)

If the General Partner fails to pay the First Installment pursuant to Article 3.3.2, it shall pay liquidated damages for overdue payment of contribution at an interest of [ ]% per day from the next day of the Contribution Deadline of First Installment, until it has paid up such amount. If the General Partner still fails to pay up such amount thirty (30) days after its breaching, then the Limited Partner has the right to initiate the removal procedure against the Executive Partner according to Article 13.3. For the avoidance of doubt, removal of the General Partner does not relieve the General Partner from its obligations and responsibilities to pay overdue contribution interest.

N/A
Article 3. Contribution Methods, Contribution Amount and Contribution Period — Section 3.3.3(3) (in First Film Fund LPA)

If the General Partner fails to pay the Subsequent Installments on or before the Contribution Deadline set forth in the Capital Contribution Notice, it shall pay liquidated damages for overdue payment of contribution at an interest of [ ]% per day from the next day of the Contribution Deadline, until it has paid up such amount. If the General Partner still fails to pay up such amount within thirty (30) days after its breaching, then the Limited Partner has the right to initiate the removal procedure against the Executive Partner according to

N/A

Article 13.3. For the avoidance of doubt, removal of the General Partner does not relieve the General Partner from its obligations and responsibilities to pay overdue contribution interest.
Article 3. Contribution Methods, Contribution Amount and Contribution Period — Section 3.3.3(3) (in First Film Fund LPA) / Section 3.3.5(4) (in Second Film Fund LPA)

Notwithstanding the provisions above, if Asset Management Project fails to fully pay its payable Subsequent Installments in accordance with the Capital Contribution Notice issued by the General Partner because of the capital contribution default by the trustor of the Asset Management Project (“Breaching Trustor”), then the breaching liabilities of the Asset Management Project under Article 3.3.3(2) shall be limited to the breaching liabilities that shall be assumed by the Breaching Trustor prescribed in the Asset Management Project contract.

Notwithstanding the provisions above, if the investor in the Special Investment Vehicle fails to fully pay its payable Subsequent Installments in accordance with the Capital Contribution Notice issued by the General Partner as a result of the capital contribution default by the investor of the Special Investment Vehicle (“Breaching Investor”), then the breaching liabilities of the Special Investment Vehicle under Article 3.3.4(2) shall be limited to the breaching liabilities that shall be assumed by the Breaching Investor prescribed in the fund agreement. When decide whether one is a “Disqualified Breaching Limited Partner,” the Breaching Investor should be treated as the Disqualified Breaching Limited Partner, while the Non-Breaching Investor shall be treated as Non-Breaching Limited Partners. The Non-Breaching Investor’s interest in the Limited Partners under the indirect subscription through the Special Investment Vehicle will not be affected. “Non-Breaching Investor” means a Special Investment Vehicle investor that pays up all the payable amount in time pursuant to contract for the Special Investment Vehicle. “Breaching Investor” means a Special Investment Vehicle investor that violates its obligation of paying capital contribution pursuant to contract for the Special Investment Vehicle.

Article 4. Partners — Section 4.1.3

A Limited Partner shall not execute the business of the Limited Partnership nor represent the Limited Partnership in external affairs. Any Limited Partner shall not participate in the management or control of the investment business of the Limited Partnership or other

A Limited Partner shall not execute the business of the Limited Partnership nor represent the Limited Partnership in external affairs. Any Limited Partner shall not participate in the management or control of the investment business of the Limited Partnership or other activities, transactions and business in the name of the Limited Partnership, sign documents on behalf of the Limited Partnership, or conduct other acts which have a binding effect on the Limited Partnership.

activities, transactions and business in the name of the Limited Partnership, sign documents on behalf of the Limited Partnership, or conduct other acts which have a binding effect on the Limited Partnership, otherwise the Limited Partner shall be liable for the economic loss of the Limited Partnership and other partners.

Article 4. Partners — Section 4.1.5

A Limited Partner shall ensure its qualification of a Limited Partner of the Limited Partnership, and make sure none of law, regulations or competent authority prohibits or restricts it from being a Limited Partner of the Limited Partnership. If the Limited Partner is deemed to be disqualified by any competent authority from being a Limited Partner of the Partnership, resulting that it is unable to be registered at the AIC as a Limited Partner of the Limited Partnership, or is found to not having the qualification of being a Limited Partner after its registration at the AIC as a Limited Partner in the Limited Partnership, then the Limited Partner is mandated to withdraw from the Partnership. Upon the occurrence of the above situations, the General Partner is irrevocably authorized by all Partners to issue the mandatory withdrawal notice to the Breaching Limited Partner and notify all Partners. The Breaching Limited Partner mandatorily withdrawing from the Partnership for the above reasons shall pay RMB [ ] for liquidated damage to the Partnership, and assume the losses incurred by the Partnership for such default. All Partners unanimously agree that, notwithstanding the above provisions, the General Partner has the right to exempt relevant Breaching Limited Partner from obligation of liquidated damages.

A Limited Partner shall ensure its qualification of a Limited Partner of the Limited Partnership, and make sure none of law, regulations or competent authority prohibits or restricts it from being a Limited Partner of the Limited Partnership. If the Limited Partner is deemed to be disqualified by any competent authority from being a Limited Partner of the Partnership, resulting that it is unable to be registered at the AIC as a Limited Partner of the Limited Partnership, or is found to not having the qualification of being a Limited Partner after its registration at the AIC as a Limited Partner in the Limited Partnership, then the Limited Partner is mandated to withdraw from the Partnership unconditionally. Upon the occurrence of the above situations, the General Partner is irrevocably authorized by all Partners to issue the mandatory withdrawal notice to the Breaching Limited Partner and notify all Partners. The Breaching Limited Partner mandatorily withdrawing from the Partnership for the above reasons shall pay [ ]% of its Subscribed Contribution as liquidated damage to the Partnership, and assume the losses incurred by the Partnership for such default. All Partners unanimously agree that, notwithstanding the above provisions, the General Partner has the right to exempt relevant Breaching Limited Partner from obligation of liquidated damages.

Article 5. Partnership	The Executive Partner has exclusive right as set forth in	The Executive Partner has exclusive right as set forth in

Business Execution — Section 5.3.1

the Partnership Enterprise Law and this Agreement to execute the Partnership business, including but not limit to:

(1)  To manage, control and decide the investment and other business of the Limited Partnership;

(3) To decide to extend the closed period of investment withdrawal from the Limited Partnership according to Article 7.3.2;

(16) To file a lawsuit, respond to an action, participate in the arbitration, compromise or settle with the opposing party for the best interest of the Limited Partnership so as to resolve the disputes between the Partnership and third parties;

the Partnership Enterprise Law and this Agreement to execute the Partnership business, including but not limit to:

(1) manage, control and decide the investment and other business of the Limited Partnership (the General Partner can set up an investment committee (“Investment Committee”) depending on the circumstances in order to decide, consult or propose on investment projects and investment proposals);

(3) decide to extend the closed period of investment and/or withdrawal from the Limited Partnership according to Article 7.3.1 and Article 7.3.2;

(16) file a lawsuit, respond to an action, participate in the arbitration, compromise or settle with the opposing party on behalf of the Limited Partnership for the best interest of the Limited Partnership so as to resolve the disputes between the Partnership and third parties;

Article 5. Partnership Business Execution — Section 5.11.1

Unless adopted by the Advisory Committee, the Executive Partner may not establish a new investment entity with exactly the same investment purpose and strategy as the Limited Partnership, except for any of the following situations: (1) the Executive Partner is no longer the General Partner of the Limited Partnership; (2) the external investment amount of the Limited Partnership exceeds [ ]% of the Total Amount of Subscribed Capital Contribution. For the avoidance of doubt, the investment entity which has been managed by the Executive Partner before the establishment of the Limited Partnership, and the investment entity and Affiliates divided therefrom before the establishment of the Limited Partnership, shall not be deemed as a new investment entity above. For the avoidance of doubt,

Unless adopted by the Advisory Committee, the Executive Partner may not establish a new investment entity with exactly the same investment purpose and strategy as the Limited Partnership, except for any of the following situations: (1) the Executive Partner is no longer the General Partner of the Limited Partnership; (2) the external investment amount of the Limited Partnership exceeds [   ]% of the Total Amount of Subscribed Capital Contribution.  For the avoidance of doubt, the investment entity which has been managed by the Executive Partner before the establishment of the Limited Partnership, and the investment entity and Affiliates divided therefrom before the establishment of the Limited Partnership (“Management Investment Entity”), shall not be deemed as a new investment entity any actions of Bona Film within its main business are not subject to this Article.

above.  The investment ratio between the Limited Partnership and the Management Investment Entities shall be 2:8 until the Management Investment Entity completes its investment. For the avoidance of doubt, any actions of Bona Film within its main business are not subject to this Article.

Article 5. Partnership Business Execution — Section 5.11.2

Except otherwise provided herein, the Limited Partnership has priority investment rights towards all film production projects invested by Bona Film. Before the investment of the Limited Partnership is completed, Bona Film and its Affiliates may not use its own funds to invest in film production projects. Notwithstanding the above provisions, (1) Bona Film may use its own funds to invest in those film production projects, which the General Partner’s investment committee has decided not to invest in and for which all of the members in the investment committee designated by Bona Film have voted; (2) Bona Film may use its own funds, or associated with the Limited Partnership, to invest in film production projects with a resolution adopted by the General Partner’s investment committee.

Except otherwise provided herein, the Limited Partnership has priority investment rights towards all film production projects invested by Bona Film. Before the investment of the Limited Partnership is completed, Bona Film and its Affiliates may not use its own funds to invest in film production projects. Notwithstanding the above provisions, (1) Bona Film may use its own funds to invest in those film production projects, which the General Partner’s Investment Committee has decided not to invest in and for which all of the members in the Investment Committee designated by Bona Film have voted; (2) subject to the approval of the General Partner’s Investment Committee, Bona Film may use its own funds, or associated with the Limited Partnership, to invest in film production projects with a resolution adopted by the General Partner’s Investment Committee.

Article 6. Expenses of Limited Partnership — Section 6.3.2(5)

If the Limited Partnership conducts Subsequent Capital Increase according to Article 2.8 hereof, the calculation basis for Management Fees shall be increased by the Subsequent Subscribed Contribution in correspondence to the Subsequent Capital Increase, and shall be calculated from the Contribution Deadline of First Installment of Initial Capital Increase. With regards to Subsequent Subscribed Contribution corresponding to the Subsequent Capital Increase, the Limited Partnership shall pay Management Fees within ten (10) business days of the Contribution Deadline of First Installment of

If the Limited Partnership conducts Subsequent Capital Increase according to Article 2.8 hereof, the calculation basis for Management Fees shall be increased by the Subsequent Subscribed Contribution in correspondence to the Subsequent Capital Increase, and shall be calculated from the Contribution Deadline of First Installment of Initial Capital Increase.

Subsequent Subscribed Contribution.
Article 6. Expenses of Limited Partnership — Section 6.3.4

Management Fees shall be paid in [ ] installments for a year since the Contribution Deadline of First Date, and paid within ten business days after [ ] (in case of legal holidays, the last business day before such legal holidays). The General Partner has the right to delay charges of Management Fees in whole or in part at its own decision according to cash position of the Limited Partnership.

Management Fees shall be paid in quarter since the Contribution Deadline of First Installment, and paid within ten business days after [ ] (in case of legal holidays, the last business day before such legal holidays).  The first payment of Management Fees shall be paid since the Contribution Deadline of First Installment, and paid no later than the end of such quarter and within ten (10) business days after the Contribution Deadline of First Installment, whichever is earlier. With regards to Subsequent Subscribed Contribution corresponding to the Subsequent Capital Increase, the Limited Partnership shall pay Management Fees within ten (10) business days of the Contribution Deadline of First Installment of Subsequent Subscribed Contribution. The General Partner has the right to delay charges of Management Fees in whole or in part at its own decision according to cash position of the Limited Partnership.

Article 7. Investment Business — Section 7.3.1

The closed period of Investment Withdrawal of the Limited Partnership is [ ] years since the Initial Closing Date confirmed by the General Partner. The investment period starts from the next day of the Initial Closing Date to the earlier of two following date: (1) [ ] years after the next day of the Initial Closing Date; or (2) the date when the Total Amount of Subscribed Capital Contribution of the Limited Partnership has been fully used for the investment into the Target Projects (including the actually paid-in Investable Fund and the investment amount reserved by the executive documents and the commitments) and the payment or reservation for the Limited Partnership’s fees (“Investment Period”). The Limited Partnership shall not invest after the

The investment period of the Limited Partnership starts from the next day of the Initial Closing Date to the earlier of two following dates: (1) [ ] years after the next day of the Initial Closing Date; or (2) the date when the Total Amount of Subscribed Capital Contribution of the Limited Partnership has been fully used for the investment into the Target Projects (including the actually paid-in Investable Fund and the investment amount reserved by the executive documents and the commitments) and the payment or reservation for the Limited Partnership’s fees (“Investment Period”). The General Partner has the right to extend the Investment Period of the Limited Partnership for one (1) year. The Limited Partnership shall not invest after the expiration expiration date of Investment Period, unless investment agreements have been executed or valid investment commitment has been made during the Investment Period or subsequent investment into the already invested projects.

date of Investment Period, unless investment agreements have been executed or valid Investment Committee has been made during the Investment Period or subsequent investment into the already invested projects.

Article 7. Investment Business — Section 7.3.2

The Partners hereby confirm that, the General Partner has the right to extend the period of Investment Withdrawal of the Partnership for [ ] year on its own, on the premise that the General Partner shall make the decision about extension no later than [ ] years after the Closing Date of First Installment of Initial Capital Increase, and send a written notice of extending the closed period of Investment Withdrawal to all Partners.

Two years after the end of Investment Period is the withdrawal period (“Withdrawal Period”) and the General Partner has the right to extend the Withdrawal Period for [ ] year.
Article 7. Investment Business — Section 7.3.3 (in Second Film Fund LPA)	N/A

The General Partner shall make the decision about the extension of Investment Period and Withdrawal Period in Section 7.3.1 and Section 7.3.2 according to the project investment circumstance. The General Partner shall issue a written notice of Investment Period and/or Withdrawal Period to all Partners.

Article 7. Investment Business — Section 7.4.1 (in Second Film Fund LPA)	N/A

Source of investment income of the Limited Partnership is the beneficial rights based on the copyrights of the target film and television projects of the Limited Partnership, in other words, the share of global income in the Target Projects according to the investment of the Limited Partnership in the Target Projects.

Global Income = Income from film distribution —advertisement and distribution cost — commission of distribution agents — dividends of cast members or actors (if any) - taxation

“Income from film distribution” means any income derived from the distribution, copy, exhibit, broadcast or any other forms of the “film” in mainland China and overseas, including but not limited to sales or rent income from the “film” printer in movie theaters, via “film” video cassette, audio-visual products or any other income or income from advertisement sales via any existing or future similar forms, such as box office from domestic or overseas, income from television and internet broadcast, audio-visual copyright income, advertisement income and aviation broadcast income, etc.

“advertisement and distribution cost” means fees for advertisement, roadshow, film print, inspection, fees for online advertisement sales, joint advertising for video websites and miscellaneous, etc.

“Commission of distribution agents” has the meaning set forth in Section 5.11.3 hereof.

“Dividends of cast members or actors” (if any) needs to be notified to Investment Committee in advance and be approved by Investment Committee in written.

Article 7. Investment Business — Section 7.4.4 (in First Film Fund LPA) / 7.5.4 (in Second Film Fund LPA)

The Limited Partnership can borrow Bank’s loan on its own or via Bona Film or the project of the Limited Partnership, but total loan shall not exceed [   ]% of Paid-in Capital Contribution of the Limited Partnership.

The Limited Partnership can borrow bank’s loan on its own or via Bona Film or the project of the Limited Partnership, but total amount of loans shall not exceed [   ]% of Paid-in Capital Contribution of the Limited Partnership. The interest of bank loans shall be less than [ ]% of the lending rate of People’s Bank of China over the same period for the same grade of loans on the day of withdrawing bank loans.

Article 7. Investment Business — Section 7.5.5 (in Second Film Fund LPA)	N/A	The Limited Partnership shall not provide any external guarantees within the term of the Partnership.
Article 8. Partners’ Meeting — Section 8.2.5(5)

Putting forward opinion or suggestion on the investment matters with potential conflict of interests between the Limited Partners and the General Partner and the appraisal matters involved in the interests distribution of the Limited Partnership that are submitted by the General Partner for discussion;

(5) Putting forward opinion or suggestion on the investment matters with potential conflict of interests between Limited Partners and the General Partner, matters with conflict of interests between the General Partner and the Limited Partnership and appraisal matters involved in the interests distribution of the Limited Partnership that are submitted by the General Partner for discussion;

Article 8. Partners’ Meeting — Section 8.2.5(6) (in First Film Fund LPA)	Receipt of issuance commission ratio by Bona Film higher than the ratio set forth herein;	N/A
Article 9. Distribution and Loss Allocation — Section 9.1.3(3) (in Second Film Fund LPA)	N/A	Upon confirmation by the Limited Partners and Special Investment Vehicle, Limited Partnership can adjust pre- distribution.
Article 9. Distribution and Loss Allocation — Section 9.1.4(2)

All Partners unanimously agree that, during the term of the Limited Partnership, if the Partnership has received cash income from Investment Project shall be distributed, it shall be distributed by the General Partner in following steps after deducting estimated cost:

(2)  Second Round Distribution, Preferred Return: The cash income raised from Investment Project to the Limited Partners shall be distributed to all Partners,

All Partners unanimously agree that, during the term of the Limited Partnership, if the Partnership has received cash income from Investment Project, such income shall be distributed by the General Partner in following steps after deducting estimated cost:

(2)  Second Round Distribution, Preferred Return: The cash income raised from Investment Project shall be distributed to all Partners, according to the proportion of according to the proportion of each Partner’s Investable Funds to the amount of all Partners’ Investable Funds, until the Paid-in Capital Contribution of all Partners reaches at [   ]% of Annual Internal Rate of Return (IRR) from Contribution Deadline of each installments to the distribution day.

(4)  Fourth Round Distribution: After the distributions above, the cash shall be distributed if it still remains in the Limited Partnership, the [   ]% to the General Partner, and [   ]% according to the proportion of the all Partners’ Investable Funds to the sum of Investable Funds in the Partnership to all Partners.

each Partner’s Investable Funds to the amount of all Partners’ Investable Funds, until the Paid-in Capital Contribution of all Partners reaches at [   ]% of Annual Internal Rate of Return (IRR) (before distribution) from Contribution Deadline of each installment to the distribution day.

(4)  Fourth Round Distribution: After the distributions above, the cash shall be distributed if it still remains in the Limited Partnership, the [   ]% to the General Partner, and [   ]% according to the proportion of the all Partners’ Investable Funds to the sum of Investable Funds in the Partnership to all Partners, until the Paid-in Capital Contribution of all Partners reaches at [   ]% of Annual Internal Rate of Return (IRR) (before distribution) from Contribution Deadline of each installment to the distribution day.

(5)   Fifth Round Distribution: After the distributions above, the cash shall be distributed if it still remains in the Limited Partnership, the [   ]% to the General Partner, and [   ]% according to the proportion of the all Partners’ Investable Funds to the sum of Investable Funds in the Partnership to all Partners, until the Paid-in Capital Contribution of all Partners reaches at [   ]% of Annual Internal Rate of Return (IRR) (before distribution) from Contribution Deadline of each installment to the distribution day.

(6)  Six Round Distribution: After the distributions above, the cash shall be distributed if it still remains in the Limited Partnership, the [   ]% to the General Partner, and [   ]% according to the proportion of the all Partners’ Investable Funds to the sum of Investable Funds in the Partnership to all Partners, until the Paid-in Capital Contribution of all Partners reaches at [   ]% of Annual Internal Rate of

Return (IRR) (before distribution) from Contribution Deadline of each installment to the distribution day.

(7)  Seven Round Distribution: After the distributions above, the cash shall be distributed if it still remains in the Limited Partnership, the [   ]% to the General Partner, and [   ]% according to the proportion of the all Partners’ Investable Funds to the sum of Investable Funds in the Partnership to all Partners.

Article 10 Representations and Warranties — Section 10.1.1(6) and 10.1.1(7) (in Second Film Fund LPA)	N/A

(6) It is complied with the rules for accredited investors set out in the Interim Measures for the Regulation of Privately Offered Investment Funds. It has the financial capacity to fulfill its capital contribution obligations under this Agreement and the source of funding is legal. In particular, unless otherwise prescribed by the Interim Measures for the Regulation of Privately Offered Investment Funds for qualifications of an accredited investor, it confirms that: with respect to individuals, their financial assets (including bank deposits, stocks, bonds, fund units, wealth management plans, bank financial products, trust plans, insurance products and futures rights and interests etc.) shall not be less than RMB3 million or their personal average annual income in the last three years shall not be less than RMB0.5 million; with respect to entities, their net assets shall not be less than RMB10 million;

(7) The materials or information relating to its qualification and legal status provided to the Limited Partnership and General Partner is true and accurate. Where there is any change to such materials or information, it will notify the General Partner within three (3) Business Days from such change.

Article 11 Accounting, Reports and Account — Section 11.3.1

From the Contribution Deadline of First Installment, the General Partner shall (1) submit semiannual report to all Partners containing a summarization of investment activities and unaudited abstract of financial information including the balance sheet of the Partnership for the last six months before the end of the third month of each half year (namely March 31 and September 30); (2) submit the annual report of the last accounting year before June 30 of each year to all Partners containing the summarization of investment activities and audited financial report of the last year.

From the Contribution Deadline of First Installment, the General Partner shall (1) submit quarterly report to all Partners containing a summarization of the quarterly investment activities within 30 days of the end of each quarter; (2) submit semiannual report to all Partners containing a summarization of investment activities and unaudited abstract of financial information including the balance sheet of the Partnership for the last six months before the end of the third month of each half year (namely March 31 and September 30); (3) submit the annual report of the last accounting year before June 30 of each year to all Partners containing the summarization of investment activities and audited financial report of the last year.

Article 15. Dissolution and Liquidation — Section 15.1.1(3)	(3) The Executive Partner has been expelled and the Partners’ Meeting has not adopted a resolution on the admission of a new Executive Partner;	(3) The Executive Partner has been expelled;
Article 17. Governing Law and Resolution of Disputes — Section 17.2.1

All the disputes arising out of or related to this Agreement shall be settled by the related Parties through friendly negotiation first. If the related Parties fail to settle the disputes through negotiation, the disputes shall be submitted to Shanghai Arbitration Committee for arbitration in accordance with the then effective arbitration rules of the committee. The award of the arbitration shall be final and binding upon the related Parties. Unless otherwise awarded by the arbitration tribunal, the arbitration fee shall be borne by the losing Party.

All the disputes arising out of or related to this Agreement shall be settled by the related Parties through friendly negotiation first. If the related Parties fail to settle the disputes through negotiation, the disputes shall be submitted to Beijing Arbitration Committee for arbitration in Beijing in accordance with the then effective arbitration rules of the committee. The arbitral tribunal shall consist of three arbitrators. Chairman of the arbitral tribunal shall be designated by Beijing Arbitration Committee. The other members of the arbitral tribunal shall be designated by the related Parties. The arbitration proceedings shall be conducted in Chinese. The award of the arbitration shall be final and binding on the related Parties. Unless otherwise awarded by the arbitration tribunal, the arbitration fee shall be borne by the losing Party.